Hypothetical Interim Payment per Security Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: SPDR ® S&P® Regional Banking ETF (ticker: “ KRE ”) Pricing date: July 26, 2023 Valuation dates: July 29, 2024 and July 26, 2028 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur Maturity date: Unless earlier redeemed, July 31, 2028 Automatic early redemption: If on the valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 15.25% of the stated principal amount Upside return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 100% Absolute return amount: $1,000 × the absolute value of the underlying return Final barrier value: 60% of the initial underlying value CUSIP / ISIN: 17291RJX1 / US17291RJX17 Initial underlying value: T he closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. You may lose a significant portion, and up to all, of your investment. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 20, 2023 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Dual Directional Barrier Securities Linked to KRE Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity 100.00% 100.00% $2,000.00 75.00% 75.00% $1,750.00 C 50.00% 50.00% $1,500.00 25.00% 25.00% $1,250.00 10.00% 10.00% $1,100.00 0.00% 0.00% $1,000.00 B - 5.00% 5.00% $1,050.00 - 40.00% 40.00% $1,400.00 - 40.01% - 40.01% $599.90 A - 75.00% - 75.00% $250.00 - 100.00% - 100.00% $0.00 *Assumes the securities have not been automatically redeemed prior to maturity A B C Valuation Date on which Closing Value Exceeds Initial Underlying Value Premium Hypothetical Redemption July 29, 2024 15.25% $1,152.50 If the closing value of the underlying is greater than or equal to its initial underlying value on the valuation date prior to the final valuation date , then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. Hypothetical Payment at Maturity*

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, the absolute return feature will no longer be available and, instead, and you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • If the securities are automatically redeemed, the appreciation potential of the securities is limited by the premium specified for the valuation date prior to the final valuation date. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • The value and performance of the underlying shares may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.